      DISTRIBUTION AND PRIVATE LABEL AGREEMENT

 This Distribution and Private Label Agreement (the "Agreement") is made as of the 16th day of October,
2018 (the "Effective Date"), by and between

"COMPANY": Thoreauvian Product Services, LLC
  30 North Gould, Suite R
  Sheridan, Wyoming 82801
   Attention: Eric Newlan
  Telephone: 972-899-4070

"DISTRIBUTOR":  Black Bird Potentials Inc.
  30 North Gould, Suite R
  Sheridan, Wyoming 82801
  Attention: Eric Newlan
  Telephone: 972-899-4070

 1. Non-Disclosure Agreement. As further consideration for the Company's entering into this Agreement,
Distributor understands and agrees that Distributor, including its affiliates, shall continue to be bound by that certain
Non-Disclosure and Non-Circumvention Agreement between the Company and Distributor, dated as of October 16, 2018 (the
"Non-Circumvention Agreement").

 The Company and Distributor agree that all documentation with respect to the Products, as defined in Section 2
(Appointment; Exclusivity; Territory) hereof (except information contained in or for use in manuals, promotional materials or educational materials to be provided to Distributor's customers), is furnished solely for Distributor's internal use. Distributor may make copies of such documentation to satisfy its internal requirements, provided that all such copies include appropriate copyright and proprietary information notices. No other copies or use of such documentation, or any portion thereof, shall be made without the prior written approval of the Company.

 2. Appointment; Exclusivity; Territory. Subject to the terms and conditions hereof, Distributor agrees to purchase, and the Company agrees to sell, the Products, and the Company hereby appoints Distributor as the exclusive distributor of the products listed and described in Schedule A (Products) attached hereto and made a part hereof (the
"Products") in the Territory and Distributor hereby accepts such appointment.

 Distributor's territory (the "Territory") shall be the United States of America and Canada.

 In consideration of the exclusivity granted in this Section 2 (Appointment; Exclusivity; Territory), Distributor
shall pay to the Company the sum of $20,000 (the "Exclusivity Fee"). Once paid, no portion of the Exclusivity Fee shall be refundable.

 Distributor agrees that it shall be responsible for all expenses incurred in its performance hereunder, unless otherwise agreed to in writing by the Company. It is further agreed that Distributor shall have no authority to bind the
Company to any contract or obligation or to transact any business in the Company's name or on behalf of the Company, in any manner. The parties intend that Distributor shall perform its services required hereunder as an independent contractor.

 3. Minimum Purchases. The Company and Distributor agree that, in order for Distributor to maintain its rights granted in Section 7 (Right to Sell Products Under Private Label), Distributor shall be required to satisfy the minimum purchase requirements set forth in Schedule B (Minimum Purchase Requirements of Distributor) attached hereto and made a part hereof.

 4. Governmental Rules and Regulations. The Company's obligation to ship orders to Distributor hereunder shall be subject to the Company's right and ability to make such sales and obtain required licenses and permits, under all applicable decrees, statutes, rules and regulations of a government or agency with competent jurisdiction presently in effect or which may be in effect hereafter.

 5. Orders, Payment and Delivery.

  5.1 Orders. Distributor shall order Products from the Company under this Agreement by submitting to the
Company a written purchase order specifying the Products, quantities and requested delivery dates required to enable the Company to fill the purchase order. Each purchase order submitted to the Company is subject to acceptance by the Company. The Company shall have no liability to Distributor with respect to purchase orders which are not accepted by the Company; provided, however, that the Company will not unreasonably reject any purchase orders for Products which do not require any modifications or additions.
Subject to the foregoing, the Company may reject, in its sole discretion, any purchase order for customized Products. In the event the Company has not given Distributor notice of acceptance or rejection of a purchase order within 10 business days of receipt thereof, such purchase order shall be deemed accepted. The purpose of the purchase order to be issued under this Agreement is for specifying the Products, quantities and requested delivery dates only; no terms and conditions of Distributor's purchase orders, the Company's purchase order acknowledgment or any other document or instrument of Distributor or the Company shall be binding upon the other party or amend or modify this Agreement in any manner.

  5.2 Prices. The purchase prices for Products sold under this Agreement shall be determined in accordance with
Schedule A (Products) hereto.

  5.3 Shipment and Delivery. Shipments will be made to the business address of Distributor set forth above, unless a different delivery address is specified in the applicable purchase order. Shipments will be made by truck. In the event Distributor requests express delivery or shipment by air instead of by truck or by courier service, Distributor agrees to pay all additional expenses required by such request. The Company will use commercially reasonable efforts to meet Distributor's requested delivery schedules for Products. The Company agrees to ship the ordered quantity of Products within thirty (30) days after receipt of the applicable purchase order. Should orders for Products exceed the Company's available inventory, the Company will allocate its available inventory and make deliveries on such basis as the Company deems equitable. Unless otherwise specified in Distributor's purchase order, the Company shall be authorized to make deliveries in installments. Distributor shall make any claims for shortage or damage of Products with the common carrier promptly upon receipt of the order and provide the Company with written notice of such a claim. The Company will have no responsibility for Products damaged in shipment and Distributor must handle all claims for damage with the carrier. As between the Company and Distributor, Products shall be deemed accepted by Distributor unless, within two (2) days of delivery of the Products,
Distributor affirmatively rejects the Products, by written notice detailing the reasons for rejections. The parties acknowledge that they may mutually agree in writing in the future that the foregoing period of time be modified. If no such notice of rejection is timely received, Distributor shall be deemed to have accepted delivery; provided, however, the acceptance of delivery shall in no way diminish or affect the product warranty given by the Company in Section 10 (Warranty). If Distributor rejects a shipment, Distributor shall promptly return a sample of the defective Product to the Company in accordance with the Company's instructions, to enable the
Company to, within thirty (30) days, inspect and determine whether the Product is defective; provided that Distributor shall retain the rest of the Products pending such determination. It is Distributor's responsibility to store and handle properly all Products pending inspection and/or return. If rejection was timely effected and the Company determines the Products to be defective, the Company agrees to replace the Products or refund the amounts paid with respect to such defective Product which is to be returned to the Company, at the Company's option.

  Unless Distributor requests otherwise, all Products ordered by Distributor shall be packed for shipment and storage in accordance with the applicable purchase order. It is Distributor's obligation to notify the Company of any special packaging requirements
(which shall be at Distributor's expense).

  5.4 Payment. Subject to the terms of an applicable purchase order, Distributor agrees to pay amounts invoiced by the
Company for Products without offset or deduction for any reason whatsoever, except as otherwise provided in Section 5.3 (Shipment and
Delivery), within 10 days from the date of invoice payable in United States Dollars. If Distributor fails to pay any amount when due,
Distributor agrees to pay all costs and expenses, including without limitation reasonable attorney's fees, incurred by the Company in collecting such overdue amounts, together with interest on such unpaid amount at the lesser of one and one-half percent (1-1/2%) per month or the greatest amount permitted by applicable law. The Company reserves the right at any time after Distributor fails to make any payment within 60 days after the due date, to require payment for all Products delivered hereunder to be made in advance by wire transfer of immediately available funds.

  5.5 Title and Risk of Loss. Title to and risk of loss of the Products shall pass to Distributor upon the earlier of delivery of the Products to Distributor or to a carrier FOB at the Company's point of shipment.

  5.6 Forecasts. Distributor shall submit a rolling three-month sales forecast to the Company every three (3) months on the first day of each calendar quarter first following the date of this Agreement. Such sales forecast shall include expected sales quantities per month, order dates, shipping dates and Product requirements. If the most recent forecast becomes materially inaccurate at any time, Distributor shall promptly provide the Company with updated information.

 6. Changes to Products; Discontinued Products; Quality Assurance.

  6.1 Product Changes. Except with respect to Products ordered pursuant to a purchase order which has been accepted by the Company as described in Section 5.1 (Orders), the Company shall have the right, at any time and from time to time, to make modifications to the Products; provided, however, that any such changes shall not lessen the effectiveness of the Products for their respective uses or cause the Products to become out of compliance with the California South Coast Air Quality Management District's Clean Air Solvent
certification.

  6.2 Quality Assurance. Distributor shall be permitted to inspect (except for the Company's secret ingredient lists and processes) facilities in which the Products are developed and produced upon reasonable advance written notice to the Company, during business hours at times reasonably convenient to both parties; provided, however, that Distributor acknowledges that all information obtained in the course of any such inspection shall be deemed proprietary information pursuant to the Non-Circumvention Agreement. The Company shall be permitted to inspect Distributor's storage and handling procedures of the Product upon reasonable advance written notice to Distributor during business hours at times reasonably convenient to both parties; provided, however, that the Company acknowledges that all information obtained in the course of any such inspection shall be deemed proprietary information pursuant to the Non-Circumvention Agreement.

 7. Right to Sell the Products Under Private Label.

  7.1 Private Label Rights Fee. Distributor shall purchase Products from the Company, as and for the right to sell the
Products under one or more of Distributor's private labels, as follows: (a) $20,000.00 of the Products immediately upon Distributor's execution of this Agreement; and (b) $20,000.00 of the Products on or before each anniversary date of the Effective Date. Each of the payments required under this Section 7.1 referred to as a "Private Label Rights Fee".

  7.2 Distributor's Private Labels. Initially, Distributor shall have the right to sell the Products under the private labels set forth in Schedule C (Initial Private Labels of Distributor) attached hereto and made a part hereof.

  7.3 Prior Approval of Private Labels. Distributor shall only sell Products under labels that have been pre-approved, in writing, by the Company. Distributor's failure to obtain such prior approval shall cause the termination of this Agreement, without any action having to be taken by the Company.

  7.4 Advertising Approval. It is contemplated that Distributor will employ advertising in available media to generate sales of the Products. Distributor agrees that, in any advertising in any media wherein the advertising makes representations as to the effectiveness of the Products or states methods of safe usage of the Products, Distributor will submit such advertising to the Company for approval prior to its use as advertising. Should the Company not object to the proposed content of the advertising within 48 hours of its receipt by the Company, the Company will be deemed to have approved such advertising. All submissions to the Company required by this Section 7.4 (Advertising Approval) shall be submitted via e-mail to: eric@newlan.com or such other address or addresses as the
Company may indicate to Distributor.

 8. Trademarks and Copyrights.

  8.1 Trademarks of the Company. Nothing is this Agreement shall be construed to grant Distributor any right to use the Company's trademarks, trade names and logos (collectively, the "Trademarks") on the Products or in any other manner. Distributor's use of any Trademark shall cause the termination of this Agreement, without any action having to be taken by the Company.

  8.2 Trademarks of Distributor. Distributor agrees that the Products purchased hereunder shall be sold by Distributor only under the trademarks, tradenames or logos (collectively the "Distributor Marks") of Distributor listed in Schedule D (Distributor
Marks) attached hereto and incorporated by this reference.

  8.3 Notices. Distributor shall not alter or remove any copyright, trademark, trade secret, proprietary and/or other legal notices of the Company or third parties contained on or in the Products. The existence of any such copyright notice shall not be construed as an admission, or be deemed to create a presumption, that any publication of such Products has occurred.

 9. Warranty.

  9.1 Warranty. The Company warrants that the Products manufactured and sold by it will be free from defects in material and workmanship, and will substantially conform to the technical specifications described in Schedule A (Products), in normal use. The warranty set forth in this Section 9.1 (Warranty) shall be void to the extent of (a) any modification of a Product by any person or entity other than the Company, (b) misuse or abuse of a Product or documentation by Distributor or Distributor's customers or end users,
(c) negligence or wrongdoing of Distributor or Distributor's customers or end users, (d) accident, disaster or event of force majeure, (e)
use of a Product or documentation in any manner inconsistent with this Agreement, (f) causes external to a Product such as, but not limited to, power failure or electrical power surges or (g) improper storage of a Product.

  9.2 Disclaimer. Except for the warranty set forth in this Section 9 (Warranty), the Company disclaims all warranties, whether express or implied, oral or written, with respect to the Products, including, without limitation, all implied warranties of merchantability or fitness for any particular purpose. Laws from time to time in force in certain jurisdictions may imply warranties that cannot be excluded or can only be excluded to a limited extent, and this Agreement shall be read and construed subject to any such statutory provisions. Distributor shall be responsible for any warranty it extends, either directly or indirectly, expressly or by operation of law, beyond the warranty expressly granted in this Section 9 (Warranty). The Company is not responsible for (a) damages caused by
Distributor's failure to perform Distributor's responsibilities or (b) damages due to deterioration during periods of storage by
Distributor longer than those periods set forth in the Product documentation.

 10. Consequential Damages Waiver; Limitation of Liability. Except for liability arising under the Non-Circumvention Agreement and a party's obligations under Section 16 (Indemnities), in no event shall either party be liable to the other for special, indirect, incidental or consequential damages.

 11. Marketing and Promotional Materials. The Company shall provide existing promotional materials and technical consultation to Distributor for use by Distributor in the development of Distributor's own internal promotional and educational materials and not for publication or distribution to any person. Distributor shall be solely responsible for the costs of developing promotional and educational materials for Distributor's customers and end users.

 12. Sales Promotion. Distributor shall use its best efforts to promote the sale and distribution of the Products in the
Territory. In addition, Distributor shall use its best efforts to comply with all applicable federal, state and local laws and regulations in performing under this Agreement.

 13. Inventory of Products. Distributor shall not be required to maintain an inventory of the Products. The Company shall use its best efforts to maintain an inventory of the Products that is adequate to fulfill orders received from customers of Distributor.

 14. Representations of the Company. The Company represents and warrants to Distributor that:

  14.1 Cooperation. The Company will cooperate fully and timely with Distributor to enable Distributor to perform its obligations hereunder.

  14.2 Authority. The execution and performance of this Agreement by the Company has been duly authorized by the Board of Directors of the Company.

  14.3 No Violation. The performance by the Company of this Agreement will not violate any applicable court decree, law or regulation, nor will it violate any provisions of the organizational documents of the Company or any contractual obligation by which the Company may be bound.

 15. Insurance Requirements. The Company and Distributor agree that each shall be required to maintain, throughout the term of this Agreement, including any renewal term, such insurance policies as are described in Schedule E (Insurance Requirements) attached hereto and made a part hereof.

 16. Representations of Distributor. Distributor represents and warrants to the Company that:

  16.1 Authority. The execution and performance of this Agreement by Distributor has been duly authorized by the governing body of Distributor.

  16.2 No Violation. The performance by Distributor of this Agreement will not violate any applicable court decree, law or regulation, nor will it violate any provisions of the organizational documents of Distributor or any contractual obligation by which Distributor may be bound.

 17. Indemnities.

  17.1 By the Company. The Company shall indemnify, defend and hold Distributor harmless from and against any damages, claims, suits, actions, causes of action, demands, liabilities, losses, costs and expenses (including without limitation reasonable attorneys' fees and disbursements and court costs) as a result of or arising out of any claim (a) that the Products supplied hereunder infringe any patent or valid copyright of a third party; or (b) the Products supplied hereunder have caused bodily injury or property damage provided that (i) Distributor shall have promptly provided the Company written notice of such claim and reasonable cooperation, information and assistance in connection therewith and (ii) the Company shall have sole control and authority with respect to the defense, settlement, or compromise thereof. Should any Product delivered hereunder become or, in the Company's opinion be likely to become, the subject of such a claim under subsection (a), above, the Company may, at its option, either procure for Distributor the right to continue purchasing and using such Products, or replace or modify such Products so that they become non-infringing. In the event neither of these options is practicable, the Company may accept the return of the infringing or potentially infringing Products, in exchange for a refund of the purchase price therefor, amortized over a period of three (3) years. In any such event, the Company may withhold further shipments of infringing or potentially infringing Products.

  The Company shall have no liability or obligation to Distributor hereunder with respect to any infringement or claim thereof based upon (w) compliance with designs, plans or specifications of Distributor, (x) use of the Products by Distributor in
combination with devices or products not purchased hereunder where the Products would not themselves be infringing, (y) use of Products by Distributor in an application or environment for which such Products were not designed or contemplated as specified in Schedule A
(Products) or (z) modifications of the Products by anyone other than the Company where such modifications directly are the cause of the infringement. The foregoing states the entire liability of the Company with respect to infringement of intellectual property rights by the Products.

  17.2 By Distributor. Distributor shall indemnify, defend and hold the Company harmless from and against any damages, claims, suits, actions, causes of action, demands, liabilities, losses, costs and expenses (including without limitation reasonable attorneys' fees and disbursements and court costs) as a result of or arising from any representations or warranties made by Distributor to customers or end users which (a) exceed the scope of the representations or warranties made by the Company to Distributor pursuant to Section 10 (Warranty) of this Agreement; or (b) contradict the documentation and/or information made available to Distributor by the Company regarding specifications, performance and intended use of the Products, provided that (i) the Company shall have promptly provided Distributor written notice thereof and reasonable cooperation, information and assistance in connection therewith, and (ii)
Distributor shall have sole control and authority with respect to the defense, settlement or compromise thereof.

 18. Compliance with Laws. Distributor shall comply with all laws, rules, regulations, governmental requirements and industry standards applicable to the purchase, sale, leasing, licensing, marketing, demonstration, installation, servicing, repair or use of the Products supplied to Distributor hereunder, including, without limitation those relating to the maintenance and availability of records. Without in any way limiting the foregoing, Distributor shall not export any Product documentation or technical data relating thereto to any jurisdiction without first obtaining (a) the written consent of the Company and (b) all necessary export permits and clearances, and in no event shall Distributor export any Product in violation of any applicable law or regulation, whether foreign or domestic. In furtherance of, but without limiting the foregoing, Distributor represents and covenants that it has read, understood and will comply with the provisions of the U.S. Foreign Corrupt Practices Act.

 19. Term and Termination.

  19.1 Term. Unless earlier terminated pursuant to this Section 19 (Term and Termination) or Section 7.2 (Prior
Approval of Private Labels), the term of this Agreement shall be a period of ten years, commencing on the Effective Date. Should
Distributor satisfy all minimum purchase requirements established under this Agreement, this Agreement shall renew for one additional ten-year period.

  19.2 Termination Upon Event of Default. Upon the occurrence of an Event of Default (as defined below), the non-
defaulting party, in its sole discretion, shall have the right to terminate this Agreement, in addition to any other remedy or remedies which may be available to it under this Agreement, at law or in equity.

  In addition, upon the occurrence of an Event of Default by Distributor, the Company shall have the right to cancel any or all unfilled orders for Products submitted by Distributor.

  The following events shall be deemed "Events of Default" with respect to the party engage in such activity:

   (a) Distributor breaches its obligations under the Non-Circumvention Agreement;

   (b) Distributor breaches its obligations to make Private Label Rights Fees required by Section 7.1
(Private Label Rights Fee), which breach remains uncured for ten (10) days;

   (c) Distributor breaches Section 7.2 (Prior Approval of Private Labels);

   (d) Distributor breaches Section 8.1 (Trademarks of the Company);

   (e) In addition to the breaches of Distributor specified in paragraphs (a) through (d) above,
Distributor fails to perform any of its covenants, obligations or responsibilities under this Agreement, which failure remains uncured for thirty (30) days after notice thereof from the Company; provided that the Company party delivers written notice to
Distributor within ninety (90) days of the alleged default;

   (f) The Company fails to perform any of its covenants, obligations or responsibilities under this
Agreement, which failure remains uncured for thirty (30) days after notice thereof from Distributor; provided that Distributor delivers written notice to the Company within ninety (90) days of the alleged default;

   (g) The dissolution, termination of existence, liquidation, insolvency or business failure of either party, or the appointment of a custodian or receiver for either party or any part of its property if such appointment is not terminated or dismissed within sixty (60) days; and

   (h) The institution by either party of any proceeding under the United States Bankruptcy Code or any other federal, national or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by either party of a composition or any assignment or trust mortgage for the benefit of creditors.

  19.3 Duties Upon Termination. Upon the termination of this Agreement for any reason whatsoever:

   (a) Distributor shall pay to the Company in full within 30 days of such termination, all amounts owed to the Company. The Company shall be entitled to set off and deduct from any money due Distributor under this Agreement, any and all amounts due the Company from Distributor; and

   (b) Distributor shall promptly return to the Company any and all Company-owned Products or other equipment, materials, documentation or data in the possession of Distributor for whatever reason or purpose, such Products, equipment, materials, documentation and data to be in the same condition as when delivered to Distributor, reasonable use, wear and tear excepted; and

   (c) The Company shall promptly return to Distributor any and all Distributor-owned equipment, materials, documentation or data in the possession of the Company for whatever reason or purpose, such equipment, materials, documentation and data to be in the same condition as when delivered to the Company, reasonable use, wear and tear excepted.

  19.4 Survival. Notwithstanding anything to the contrary in this Agreement, the parties agree that the following provisions shall survive expiration or earlier termination of this Agreement: 9 (Warranty), 17 (Indemnities), 19.3
(Duties Upon Termination) and 20 (Miscellaneous).

 20. Miscellaneous.

  20.1 Force Majeure. The Company shall not be liable in any respect for failure to ship or for delay in shipment of Products pursuant to accepted purchase orders where such failure or delay shall have been due wholly or in part to the elements, acts of God, acts of Distributor, acts or civil or military authority, fires, floods, epidemics, quarantine restrictions, war, armed hostilities, riots, strikes, lockouts, breakdown, differences with workers, accidents to machinery, delays in transportation, delays in delivery by the Company suppliers or any other cause beyond the reasonable control of the
Company. Upon such occurrence, the Company shall immediately notify Distributor as soon as practicable of such inability and of the period for which such inability is expected to continue, and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence; provided, that the Company uses commercially reasonable efforts to mitigate any damages incurred by the Distributor. Products on which delivery is delayed due to any cause within Distributor's control may be placed in storage by the Company for Distributor's account and at Distributor's risk. Distributor shall be liable for all costs and expenses incurred by the Company in storing Products for Distributor.

  20.2 Assignment and Corporate Reorganization. Subject to the provisions of Section 2, neither this Agreement nor any rights granted hereby may be assigned by either party voluntarily or by operation of law without the other party's prior written consent (which will not be unreasonably withheld) and any such attempted assignment shall be null and void.

  20.3 Equitable Relief. Nothing in this Agreement will prevent a party from bringing an action for equitable or injunctive relief in any court of competent jurisdiction to compel the other party to comply with its obligations under the
Agreement.

  20.4 Notices. All notices hereunder shall be in writing and addressed to the party at the address for each set forth at the beginning of this Agreement, or at such other address as to which notice pursuant to this Section 20.4 (Notices)
may be given, and shall be given by personal delivery, by certified mail (return receipt requested), Express Mail or by national or international overnight courier. Notices will be deemed given upon the earlier of actual receipt of three (3) business days after being mailed or delivered to such courier service.

  20.5 Arbitration. In the event of a dispute between the parties arising out of this Agreement, both
Distributor and the Company agree to submit such dispute to arbitration before the American Arbitration Association (the
"Association") at its Dallas, Texas, offices, in accordance with the then-current rules of the Association; the award given by the arbitrators shall be binding and a judgment may be obtained on any such award in any court of competent jurisdiction. It is expressly agreed that the arbitrators, as part of their award, may award attorneys' fees to the prevailing party. Any award of the Arbitrators may be entered as a judgment in any court competent jurisdiction. Notwithstanding the provisions contained in the foregoing paragraph, the parties hereto agree that the Company may, at its election, seek injunctive or other equitable relief from a court of competent jurisdiction for a violation or violations by Distributor of the Non-Circumvention Agreement.

  20.6 Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute either party as the agent or representative of the other party, or both parties as joint venturers or partners for any purpose. Neither party shall be responsible for the acts or omissions of the other party, and neither party will have authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

  20.7 Registration. In the event that this Agreement is required to be registered with any governmental authority,
Distributor shall cause such registration to be made and shall bear any expense or tax payable in respect thereof.

  20.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and Distributor and shall not be amended, altered or changed except by a written agreement signed by the parties hereto. Any terms and conditions in any purchase order or other instrument issued by Distributor or the Company or any of Distributor's customers in connection with this
Agreement which are in addition to or inconsistent with the terms and conditions of this Agreement shall not be binding on either party and shall not be deemed to amend or modify this Agreement. Each party acknowledges that it is not entering into this Agreement on the basis of any representations not expressly contained herein.

  20.9 Waivers. No delay or omission on the part of either party to this Agreement in requiring performance by the other party or in exercising any right hereunder shall operate as a waiver of any provision hereof or of any right or rights hereunder; and the waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall not be construed as a bar to or waiver of such performance or right, or of any right or remedy under this Agreement, on any future occasion. A waiver must be in writing, executed by the party against which enforcement is sought, in order to be enforceable.

  20.10 Section Headings. Section headings are for descriptive purposes only and shall not control or alter the meaning of this Agreement.

  20.11 Rights and Remedies. All rights and remedies of either party hereunder shall be cumulative and may be exercised singularly or concurrently. The failure of either party, in any one or more instances, to enforce any of the terms of this Agreement shall not be construed as a waiver of future enforcement of that or any other term.

  20.12 Severability. If any provision of this Agreement shall for any reason be held illegal or unenforceable, such provision shall be deemed separable from the remaining provisions of this Agreement and shall in no way affect or impair the validity or enforceability of the remaining provisions of this Agreement, unless removal of the invalidated provision renders another provision impossible to perform or inconsistent with the intent of the parties.

  20.13 Modifications, Amendments. Modifications and amendments to this Agreement must be in writing, executed by the party against whom enforcement thereof is sought.

  20.14 No Rights by Implication. No rights or licenses with respect to the Products are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

  20.15 Benefit. The provisions of this Agreement shall extend to the successors, surviving corporations and assigns of the Company and to any Distributor of substantially all of the assets and business of the Company. The term "Company"
shall be deemed to include the Company, any joint venture, partnership, limited liability company, corporation or other juridical entity, in which the Company shall have an interest, financial or otherwise.

  20.16 Governing Law. It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of
Wyoming, and that, in any action, special proceeding or other proceeding that may be brought arising out of, in connection with or by reason of this Agreement, the laws of the State of Wyoming shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any such action or special proceeding may be instituted.

  20.17 Counterparts. This Agreement may be executed in multiple counterparts which shall be deemed an original.
It shall not be necessary that each party execute each counterpart, or that any one counterpart be executed by more than one party, if each party executes at least one counterpart.

  20.18 Legal Representation. The Company and Distributor acknowledge that each has utilized separate legal counsel with respect to this Agreement.

 "COMPANY":      "DISTRIBUTOR":

 THOREAUVIAN PRODUCT SERVICES, LLC  BLACK BIRD POTENTIALS INC.

 By: ____________________________   By: ____________________________
  Eric Newlan      Fabian G. Deneault
  Manager      President

SCHEDULE A
Products

To be provided by the Company by periodic supplement.

SCHEDULE B
Minimum Purchase Requirements of Distributor

The minimum purchase requirements of Distributor shall be the purchases of the Products set forth in Section 7.1 (Private
Label Rights Fee) of the Agreement.

SCHEDULE C
Initial Private Labels of Distributor

MiteXstreamTM
4XXstream CleanTM
Grow Clean 4XXsreamTM

SCHEDULE D
Distributor Marks

 TO BE COMPLETED

SCHEDULE E
Insurance Requirements

The Company shall maintain general liability insurance policies, including product liability coverage, in commercially reasonable amounts.

Distributor shall maintain general liability insurance policies, including product liability coverage, in commercially reasonable amounts.